Exhibit 107.1
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

Cartesian Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, to be issued under the Registrant’s Amended and Restated 2016 Incentive Award Plan	Rules 457(c) and 457(h)	1,040,444 (2)	$6.915 (3)	$7,194,670.26	0.00013810	$993.58
Total Offering Amounts					$7,194,670.26		$993.58
Total Fee Offsets (4)							$0.00
Net Fee Due							$993.58

(1)In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall be deemed to cover any additional securities that may from time to time be offered or issued under the Cartesian Therapeutics, Inc. Amended and Restated 2016 Incentive Award Plan (the “Incentive Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Consists of 1,040,444 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”) that may become issuable under the Incentive Plan pursuant to its terms.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on April 24, 2026.
(4)The Registrant does not have any fee offsets.